Exhibit 10.2

                           DIRECTOR COMPENSATION PLAN

     Each director of the Corporation shall be compensated for service as a director in the following manner:

     1. Directors shall be compensated in options to purchase shares of common stock of the corporation and cash for each July 1 through June 30 period.

     2. Each director shall be granted on the first business day of July of each year options for 1,000 shares of common stock. Each member of the executive committee shall be granted at the same time additional options for 1,000 shares of common stock.

     3. The options shall have a term of ten years and an exercise price equal to the closing price of the stock on the date of grant or, if no shares were traded on the date of grant, the closing price on the most recent previous trading day. The options shall be unexercisable and subject to forfeiture until the first anniversary of the grant date. The options shall be issued pursuant to the Carolina National Corporation Long Term Incentive Plan, shall not be assignable and shall be evidenced by a written stock option agreement.

     4. In addition to options, each non-employee member of the board of directors shall be paid $500 in cash for each quarter and each member of the executive committee shall be paid an additional $500 in cash for each quarter. The Chairman of the Board will receive an annual payment of $3,500. Cash compensation shall be paid on the date of the first board meeting following the end of the quarter.

     5. The amount so set shall be paid for board service consisting of attendance, in person or by telephone, at not less than 75% of the board and committee meetings in such period.

     6. In the case of any director who does not attend, in person or by telephone, at least 75% of the board and committee meetings, such director's option compensation shall be forfeited. Forfeiture determinations for the period shall be made on the first business day in July of the following year. Unforfeited options will vest and become exercisable 20% on each anniversary of the grant date.

     7. This plan shall become effective on July 1, 2007 and continue in effect until modified or terminated by the Board of Directors.